Exhibit 99

For immediate release

Contact:  Mr. Dennis M. Terry, Chief Executive Officer (618) 656-6122

           FIRST CLOVER LEAF FINANCIAL CORP. EXPANDS STOCK REPURCHASE
                                    PROGRAM


EDWARDSVILLE, ILLINOIS - December 12, 2008; First Clover Leaf Financial Corp. (Nasdaq: "FCLF") announced today that its Board of Directors has authorized an increase in the number of shares that may be repurchased pursuant to the Company's current stock repurchase plan that was previously announced on November 12, 2008. Under the expanded repurchase plan, the Company is authorized to repurchase an additional 881,966 shares, representing approximately 10% of the Company's issued and outstanding shares of common stock as of December 12, 2008. As of December 11, 2008, the Company had repurchased 425,155 shares of its common stock out of the 924,482 shares that had been previously authorized for repurchase.

     The authorization permits shares to be repurchased in open market or negotiated transactions, and pursuant to any trading plan that may be adopted in accordance with Rule 10b5-1 of the Securities and Exchange Commission.

     The authorization will be utilized at management's discretion, subject to the limitations set forth in Rule 10b-18 of the Securities and Exchange Commission and other applicable legal requirements, and to price and other internal limitations established by the Company's Board of Directors.

     The authorization does not obligate the Company to purchase any particular number of shares. Share repurchases will be funded from available working capital, supplemented if deemed necessary or desirable with dividends from the Company's principal subsidiary that will be subject to regulatory approval or non-objection.

     The timing of the repurchases will depend on certain factors, including but not limited to, market conditions and prices, the Company's liquidity requirements and alternative uses of capital. The stock repurchase program may be carried out through open-market purchases, block trades, and in negotiated private transactions from time to time. Any repurchased shares will be held as treasury stock and will be available for general corporate purposes.

     This news release contains certain forward-looking statements, which are subject to risks and uncertainties. A number of factors could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements, including general economic conditions, changes in interest rates, regulatory considerations, and competition. The Company's reports filed from time to time with the Securities and Exchange Commission, including the Company's Form 10-K for the year ended December 31, 2007 and the Form 10-Q for the quarter ended September 30, 2008, describe some of these factors. Forward-looking statements speak only as of the date they are made and the Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date of the forward-looking statements or to reflect the occurrence of unanticipated events.

                                      (End)